Exhibit 99.9

CONSENT OF JEFFERIES & COMPANY, INC.

We hereby consent to the use of our opinion letter dated September 24, 2008 to the Board of Directors of Nuvelo, Inc. (“Nuvelo”) included as Annex E to the Proxy Statement/Prospectus/Consent Solicitation which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Nuvelo and ARCA biopharma, Inc. and to references to such opinion in such Proxy Statement/Prospectus under the captions “Summary—Opinion of Nuvelo’s Financial Advisor”, “The Merger—Background of the Merger—Background of Development of Transaction between Nuvelo and ARCA”, “The Merger—Reasons for the Merger—Nuvelo’s Reasons for the Merger” and “The Merger—Opinion of Nuvelo’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.

/s/    JEFFREY R. WHYTE

General Counsel – Investment Banking

New York, NY

October 29, 2008